Exhibit 99.1

CHIEF FINANCIAL OFFICER FORBES ALEXANDER TO RETIRE

Michael Dastoor Set to Succeed as Chief Financial Officer

St Petersburg, FL April 24, 2018 – Today Jabil Inc. (NYSE:JBL), announced that Chief Financial Officer Forbes I.J. Alexander has elected to retire from his role effective August 31, 2018, following a distinguished 25-year career with the Company. Further, as part of its succession planning process, the Company announced that Michael K. Dastoor, Senior Vice President, Controller will succeed Forbes as Chief Financial Officer, effective September 1, 2018.

“It’s difficult for me to express all the positive feelings and sincere gratitude I have for Forbes. He leaves a wonderful legacy of financial stewardship, stellar leadership and endless contributions,” said Jabil Chief Executive Officer Mark Mondello. “His impact over the years has been simply outstanding and he will be missed,” added Mondello.

Michael Dastoor

Michael joined Jabil in 2000 as Regional Controller, Asia Pacific and was promoted to Controller in 2004. Since that time he has played a key role and today his responsibilities include operational finance, tax, and financial planning and analysis.

Succession Plan

“Today’s announcement is the culmination of a thorough succession plan aimed at identifying our emerging leaders. And, while we wish Forbes well in his retirement, we’re also eager to welcome Mike into his new role. His deep understanding of our business and proven track record should ensure a seamless transition for our stakeholders, customers and employees,” added Mondello.

Forbes Alexander

Forbes was named Chief Financial Officer in September 2004, and during his tenure the company added roughly $15 billion in revenue, while expanding its global footprint from 10 million square feet to 40+ million square feet across 30 countries.

“My time at Jabil has been truly rewarding. The phenomenal growth over the last two decades has afforded me so many opportunities to work with talented and passionate people on the global Jabil team,” Alexander said. “I am confident that Mike will thrive in leading Jabil’s next decade of profitable growth,” he concluded.

About Jabil: Jabil (NYSE: JBL) is a product solutions company providing comprehensive design, manufacturing, supply chain and product management services. Operating from over 100 facilities in 29 countries, Jabil delivers innovative, integrated and tailored solutions to customers across a broad range of industries. For more information, visit jabil.com.

Company Contacts:

Beth Walters

Senior Vice President, Investor Relations & Communications

(727) 803-3511

beth_walters@jabil.com

Adam Berry

Senior Director, Investor Relations

(727) 803-5772

adam_berry@jabil.com